Exhibit 3.26

FORM OF AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING
AGREEMENT
OF
[NAME OF ENTITY]

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of [NAME OF ENTITY] (the “Company”) is entered into by [NAME OF MEMBER] (the “Member”) effective as of May       , 2006.

[Name of Prior Member], previously the sole member of the Company, entered into that certain amended and restated limited liability company agreement of the Company, dated May 3, 1999 (as amended, the “Prior LLC Agreement”).  As of the date of this Agreement, in connection with the consummation of the transactions contemplated by the Purchase and Sale Agreement, dated as of January 8, 2006, between (a) LSP Gen Finance Co, LLC; LSP Morro Bay Holdings, LLC; LSP Oakland Holdings, LLC and LSP South Bay Holdings (as assignees of LS Power Generation, LLC (formerly known as LSP Bay II Harbor Holding, LLC)) and (b) Duke Energy Americas, LLC, the Member became the sole member of the Company.  The Member desires to amend and restate the Prior LLC Agreement in its entirety.

The Member, by execution of this Agreement, hereby amends and restates the Prior LLC Agreement in its entirety as follows:

1.                                      Formation of Limited Liability Company.  The Company is a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C Section 18-101, et. seq., as it may be amended from time to time, and any successor to such statute (the “Act”).  The Company commenced on the date the Certificate of Formation (the “Certificate”) of the Company was filed with the Secretary of State of the State of Delaware, on April 24, 1996 in conformity with the Act.  The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act.  This Agreement shall be considered the Limited Liability Company Agreement of the Company within the meaning of Section 18-101 (7) of the Act.  To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2.                                      Members.  LSP Gen Finance Co, LLC is the sole member of the Company.

3.                                      Purpose.  The purpose of the Company is to acquire, develop, own, construct, finance, manage, operate and otherwise deal with one or more projects for the production of electricity and other forms of energy, and to engage in all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4.                                      Name.  The name of the Company is [Name of Entity].  The Company’s business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.  The name of the Company may be changed by the

Member in its sole discretion at any time, and the filing of the name change certificate in the State of Delaware shall be deemed to automatically amend this Agreement as necessary to give effect to such name change.

5.                                      Registered Agent and Principal Office.  The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time.  The Company may have such other offices as the Member may designate from time to time.  The mailing address of the Company shall be:

c/o LS Power Generation, LLC
Two Tower Center, 11th Floor
East Brunswick, New Jersey 08816

6.                                      Term of the Company.  The Company commenced on the date the Certificate of Formation (the “Certificate”) of the Company was filed with the Secretary of State of the State of Delaware, which was April 24, 1996, and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7.                                      Management of Company.  All decisions relating to the business, affairs, and properties of the Company shall be made by the Member.  The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”).  The Member may also appoint managers who are not officers.  The Officers and managers shall serve at the pleasure of the Member.  To the extent delegated by the Member, the Officers and managers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company.  No such obligations shall cause the Member to cease to be a Member.

8.                                      Distributions.  Each distribution of cash or other property by the Company shall be made 100% to the Member.  Each item of income, gain, loss, deduction, and credit of the Company shall be allocated 100% to the Member.

9.                                      Capital Accounts.  A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv).

10.                               Dissolution and Winding Up.  The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member or pursuant to a judicial dissolution of the Company under the Act.

11.                               Amendments.  This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

12.                               Exculpation.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member or any officers or managers of the Company, or any officers, directors, stockholders, partners, members, employees, affiliates, representatives or agents of the Company, the Member (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the

Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person pursuant to this Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

13.                               Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs.  A Covered Person shall not be entitled to indemnification under this Section 13 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member.  Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 13.

14.                               Amendments Regarding Exculpation and Indemnification.  Any repeal or modification of Sections 12 and 13 by the Member shall not adversely affect any rights of such Covered Person pursuant to Sections 12 and 13, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

15.                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.  Any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

16.                               Governing Law.  The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

17.                               Membership Certificates.  All membership interests in the Company shall be certificated in the form attached hereto as Exhibit A.  The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York.  Each certificate evidencing Membership Interests in the Company shall bear the following legend:  “This certificate evidences an interest in [Name of Entity] and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the State of New York.” This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.